Exhibit 1.01

Conflict Minerals Report of Globalstar, Inc.
For the year ended December 31, 2019
in accordance with Rule 13p-1 under the Securities Exchange Act of 1934
This Conflict Minerals Report (the “Report”) of Globalstar, Inc. (the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2019 to December 31, 2019 (the “Reporting Period”). For the purposes of this Report, “Conflict Minerals” are defined as cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives which are limited to tin, tantalum, and tungsten. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo (the “DRC”), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described in this Report, the Company contracts to manufacture products for which Conflict Minerals are necessary to their functionality. These products are collectively referred to in this Report as the “Covered Products.”
Description of the Company’s Products Covered by this Report
The Company is a provider of global voice and data communications services via satellite. The Company provides communications services available only with equipment designed to work on the Company’s network, including mobile and fixed voice and data communication equipment, data modems and asset tracking devices. The Company does not manufacture these products itself, but instead contracts to manufacture these products and, in some cases, purchases its products directly from suppliers. This Report relates to Covered Products for which manufacture for sale was completed during the Reporting Period.
Conflict-Free Minerals Policy
Our conflict-free minerals policy communicates the expectation that our direct suppliers obtain materials from environmentally and socially responsible sources, including conflict-free sources within the Covered Countries (available at www.globalstar.com/support/minerals-policy).
Reasonable Country of Origin Inquiry
In accordance with the Rule, the Company conducted a reasonable country-of-origin inquiry (“RCOI”) process to determine whether any of the Conflict Minerals originated in the Covered Countries. The RCOI consisted principally of identifying “in scope” suppliers to ensure traceability throughout our supply chain to establish the origin of Conflict Minerals. In conducting the RCOI, the Company used various measures, including requesting a supplier’s sourcing policy with respect to Conflict Minerals and completion of the Responsible Minerals Initiative ("RMI"), formerly the Conflict-Free Sourcing Initiative, Conflict Minerals Reporting Template ("CMRT"), to verify that Conflict Minerals are not mined in areas not considered to be “Conflict-free.” The Company requested this information from 100% of its direct suppliers. Among the purposes of this request for information from suppliers was to identify, if possible, the supply chain, including smelters and refiners that contribute refined Conflict Minerals to the Company’s products, and to obtain information from those identified suppliers regarding whether any of the components they provided originated from Covered Countries.
The Company’s Due Diligence Process
The due diligence process was designed to conform with the internationally recognized framework set out in the Organization for Economic Co-operation and Development ("OECD") Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas ("OECD Framework").
Consistent with the OECD Framework, the Company’s due diligence measures performed with respect to Covered Products manufactured during the Reporting Period included the following:
Step 1: Establish Strong Company Management Systems
The Company has taken the following steps to establish management systems in line with Step 1 of the OECD Framework:

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The Company has a Conflict Minerals policy for which the Company’s support of eliminating the use of Conflict Minerals sourced in areas not designated as conflict-free is formally stated and communicated to its suppliers and the public.

•	The Company has a formal, uniform quality management system with a defined set of policies and procedures aimed to meet regulatory and industry standards.

•
The Company maintains a conflict minerals working group with representation from our accounting, quality control and supply chain departments. This group guides the Company’s due diligence efforts through the use of tools created by the Electronic Industry Citizenship Coalition ("EICC") and the Global e-Sustainability Initiative's ("GeSI") RMI, including the CMRT, a supply chain survey designed to identify the smelters and refiners that process the necessary Conflict Minerals in the Company's products.

Step 2: Identify and Assess Risks in the Supply Chain
The Company has taken the following measures to identify and assess conflict mineral risk in its supply chain:

•	The Company assessed its products and suppliers in order to identify suppliers that provide products to the Company that may contain conflict minerals.

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In conducting its due diligence, the Company compiled information primarily using a third party database with Conflict Minerals compliance documentation for several thousand manufacturers. The Company aggregated documentation for its suppliers, including responses in the form of a CMRT or sourcing policies with respect to Conflict Minerals. Based on this information, the Company was able to identify smelters and refiners that might be in the Company’s supply chain, and to determine whether these smelters and refiners had received a “conflict-free” designation by the RMI, which is an initiative of the EICC and GeSI.

•	The Company determined that all 77 suppliers were subject to the Conflict Minerals regulation. The Company analyzed responses from these suppliers, with results set forth below.
Step 3: Design and Implement Strategy to Respond to Identified Risks
The Company has taken the following measures to design and implement a strategy to respond to identified risks as part of the Company’s due diligence process:

•	The Company has designed a risk management plan, which includes due diligence reviews of suppliers that may be sourcing Conflict Minerals from Covered Countries.

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The Company monitors and tracks suppliers identified as not meeting the requirements set forth in the Company's Conflict Minerals sourcing policy to determine their progress in meeting those requirements.

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If it is determined that a supplier does use minerals from smelters or refiners that have not received a “conflict-free” designation by the RMI, specific supplier corrective actions will be taken and will vary depending on factors, such as supplier size, risk level and supplier capabilities. These actions may include looking for alternative suppliers or materials.

Step 4: Carry Out Independent Third-Party Audit of Supply Chain
The Company does not have any direct relationships with smelters or refiners that process Conflict Minerals and it does not perform or direct audits of these entities within its supply chain. The Company’s due diligence efforts instead rely on cross-industry initiatives, such as the RMI, to conduct audits of smelters’ and refiners’ due diligence practices.
Step 5: Report Annually on Supply Chain Due Diligence
The Company files a Form SD and Conflict Minerals Report with the SEC on an annual basis. In accordance with the Rule and the OECD Framework, this report is publicly available on the investor relations page of the Company's website at www.globalstar.com.
Determination

A.	Results of the Company’s Due Diligence
The Company’s supply chain with respect to the Covered Products is complex, and the Company, as a purchaser of components is many steps removed from the extraction and transport of the Conflict Minerals. As a result, tracing these minerals to their sources is a challenge that requires the Company to enlist its suppliers in its efforts to achieve supply chain transparency, including its effort to obtain information regarding the origin of the Conflict Minerals. The information provided by suppliers may be inaccurate or incomplete or subject to other irregularities.

In addition, because of the Company’s relative location within the supply chain in relation to the actual extraction and transport of Conflict Minerals, its ability to verify the accuracy of information reported by its suppliers is limited. Accordingly, the Company can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the Conflict Minerals in the Covered Products.
Through its due diligence procedures, the Company identified 77 in-scope suppliers. Supplier information was reviewed to categorize all suppliers as set forth in the table below.

Due Diligence Process Results

Total number of suppliers in scope of Conflict Minerals requirements	77
Total number of suppliers with a CMRT or Conflict Minerals policy	74
Coverage	96%

Supplier Responses:
Conflict Minerals do not originate from the Covered Countries	70
Conflict Minerals originate from the Covered Countries using certified conflict-free smelters or refiners	4
Conflict Minerals originate from the Covered Countries using non-certified smelters or refiners	—
Conflict Minerals source is unknown	3
Conflict Minerals are not used in the products supplied	—
Total Supplier Responses	77
Identified Countries of Origin. Based on the information provided by suppliers pursuant to the due diligence process, the Company does not have sufficient information with respect to the Covered Products to reliably determine the countries of origin of all of the Conflict Minerals in the Covered Products. However, based on the information that has been obtained from suppliers that provided component-level information, the Company has reasonably determined that the countries of origin include the countries listed in Annex 1.

B.	Continuous improvement efforts to mitigate risk
During 2020, the Company intends to continue to enhance its due diligence procedures to further mitigate the risk that Conflict Minerals used in the Company’s products may finance or benefit armed groups in the Covered Countries. These procedures include the following:

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Engaging with direct suppliers with the aim of continuously improving the completeness and quality of information provided, including continuing to request all in-scope suppliers to complete the information included in the CMRT to the extent that they have not already;

•	Working with direct suppliers that source from unknown countries to encourage them to use CMRTs with their suppliers;

•	Communicating a policy whereby suppliers that do not improve their responses in a timely fashion will be evaluated for potential removal from the Company’s supply chain;

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Analyzing the applicability of the Rule to any new suppliers joining the Company’s supply chain, and including them in due diligence and reporting in accordance with the timeline set out by the Rule; and

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Continuing to emphasize the importance of verifying the source of smelted and/or refined Conflict Minerals supplied to the Company in an effort to eliminate the use of those not designated as “conflict-free” by the RMI.

Forward-Looking Statements
Certain statements contained in or incorporated by reference into this Report may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "strategy," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Risks and uncertainties that could cause or contribute to such differences include, without limitation, those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019. We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. The documents available on, and the contents of, our website are not incorporated by reference into this Report.

ANNEX 1

ANDORRA	NETHERLANDS
AUSTRALIA	NEW ZEALAND
AUSTRIA	PERU
BELGIUM	PHILIPPINES
BOLIVIA	POLAND
BRAZIL	RUSSIAN FEDERATION
CANADA	RWANDA
CHILE	SAUDI ARABIA
CHINA	SINGAPORE
CZECH REPUBLIC	SOUTH AFRICA
ESTONIA	SPAIN
FRANCE	SUDAN
GERMANY	SWEDEN
INDIA	SWITZERLAND
INDONESIA	TAIWAN
ITALY	THAILAND
JAPAN	TURKEY
KAZAKHSTAN	UGANDA
KOREA, REPUBLIC OF	UNITED ARAB EMIRATES
KYRGYZSTAN	UNITED STATES
LITHUANIA	UZBEKISTAN
MACEDONIA	VIETNAM
MALAYSIA	ZAMBIA
MEXICO	ZIMBABWE
MYANMAR